SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 19, 2012

DYCOM INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Florida	001-10613	59-1277135
(State or other jurisdiction) of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

11770 U.S. Highway One, Suite 101
  Palm Beach Gardens, Florida  33408
    (Address of principal executive offices) (Zip Code)

(561) 627-7171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 19, 2012, Dycom Industries, Inc. (“Dycom”) and a wholly-owned subsidiary, PBG Acquisition III, LLC (the “Purchaser”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Quanta Services, Inc. (“Quanta”) and Infrasource FI LLC (collectively, the “Sellers”).  Pursuant to the terms of the Stock Purchase Agreement, the Purchaser has agreed to purchase the equity interests owned by the Sellers in certain entities (referred to herein as the “Acquired Companies”).  The Acquired Companies comprise substantially all of Quanta’s domestic telecommunications infrastructure services and provide specialty contracting services throughout the United States, including engineering, construction, maintenance and installation services to telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.  The Purchaser has agreed to pay to the Sellers a purchase price equal to $275,000,000 in cash, subject to adjustments for working capital and other specified items.

Completion of the acquisition is subject to the satisfaction or waiver of certain customary closing conditions, and the closing of the acquisition is expected to occur by December 31, 2012.  Either party may terminate the Stock Purchase Agreement if the closing of the acquisition shall not have occurred, subject to certain exceptions, by February 1, 2013.

Each of the Sellers, the Purchaser and Dycom has made representations and warranties and agreed to covenants and indemnities of the kind that are customary for a transaction of this type.

The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01.   Exhibits.

(d) Exhibits.

2.1  Stock Purchase Agreement, dated as of November 19, 2012, among Dycom Industries, Inc., PBG Acquisition III, LLC, Quanta Services, Inc. and Infrasource FI LLC.*

* Schedules and exhibits to the Stock Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Dycom undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  November 20, 2012

DYCOM INDUSTRIES, INC.
(Registrant)

By:	/s/ Richard B. Vilsoet
	Name:	Richard B. Vilsoet
	Title:	Vice President, General Counsel and
Corporate Secretary